Exhibit 10.21





                                December 12, 2001



Dr. Archie R. Dykes
Chairman
Capital City Holdings Inc.
Rivergate Executive Park
907 Two Mile Parkway
Suite D-5
Goodlettsville, TN  37072

Dear Archie:

You and PepsiAmericas, Inc. (f/k/a Whitman Corporation) (the "Company") entered into a letter agreement dated November 30, 2000 (the "Agreement"). The Agreement sets forth the terms of your service to the Company as non-executive Chairman of the Board of the Company. In recognition of your new title, Senior Chairman of the Board, approved by the Board effective as of January 1, 2002, this letter (the "Letter") amends the Agreement as follows:

1. Paragraph 3: Paragraph 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

         "3. Your duties as Senior Chairman will include those customarily performed by a senior chairman of a publicly-owned corporation, including those set forth on Amended and Restated Exhibit A to this Agreement."

2. Exhibit A: Exhibit A shall be replaced in its entirety by Amended and Restated Exhibit A attached to this Letter.

3. Remaining Terms: Except as expressly set forth in this Letter, all other terms and provisions of the Agreement shall remain in full force and effect and are hereby ratified, adopted, approved and confirmed.

4. Binding Effect: This Letter shall be binding upon the parties hereto and their respective successors and permitted assigns.

5. Capitalized Terms: Any capitalized terms used but not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Agreement.

If these terms are acceptable to you, please execute a copy of this Letter and return it to me.


Very truly yours,

PEPSIAMERICAS, INC.



By:
   ---------------------------------------
   Robert C. Pohlad
   Chief Executive Officer




Accepted and agreed:




Archie R. Dykes

cc:      Chairman, Compensation Committee
         Corporate Secretary
         Legal Counsel

                           PRIVILEGED AND CONFIDENTIAL


                              AMENDED AND RESTATED
                                    EXHIBIT A


The duties of Dr. Dykes as Senior Chairman shall include:

o Recommending to the Board policies and procedures for the Board itself, and, along with the Chairman and CEO, assuring that the Board is organized appropriately and the committee structure is functioning properly as measured against best practices of corporate boards.

o With the Chairman and CEO, leading the Board in commitment to strategies that will enhance shareholder value, improve the business, secure growth, and align the Company as an anchor bottler.

o With the Chairman and CEO, ensuring that the Board appropriately addresses issues before the Company in a timely and effective manner.

o Providing counsel and support to the Chairman and CEO's plans for significant organizational changes and human resource deployment.

o Sharing with the Chairman and CEO insights from Dr. Dykes' experience and past practices which can be useful in the general management of the Company.

o        Serving as a sounding board for the Chairman and CEO.

o With the Board, Chairman and CEO, determining qualities and talents needed in new directors and participating in the recruitment and selection process of such directors.

o Carrying out such other responsibilities, consistent with Dr. Dykes' position as Senior Chairman, as the Board may from time to time reasonably request.